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                                                                    EXHIBIT 99.2


                        Convergent Communications, Inc.
   First Amendment to the 1996 Incentive and Nonstatutory Stock Option Plan


                                 INTRODUCTION

     Convergent Communications, Inc., a Colorado corporation (hereinafter referred to as the "Corporation"), has established an incentive compensation plan known as the "Convergent Communications, Inc. 1996 Incentive and nonstatutory Stock Option Plan" (hereinafter referred to as the "Plan"). The Plan permits the grant of Non-Qualified Stock Options and Incentive Stock Options.

     Pursuant to this First Amendment to the Plan (hereinafter referred to as the "Amendment"), the Corporation desires to amend the Plan to allow for the issuance of certificates rather than a Stock Option Agreement.


                           STOCK OPTION CERTIFICATE

     1. Section 2 (r) of the Plan (entitled "Stock Option Agreement") shall be deleted in its entirety and the following inserted in its place:

         "(r)  "Stock Option Certificate" shall mean the a certificate signed by
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the Corporation summarizing the terms of the Option."

     2. Any and all remaining occurrences of the phrase "Stock Option Agreement" shall be amended by substituting the phrase "Stock Option Certificate" in its place.

                             CONTINUATION OF PLAN

     All other terms and conditions of the Plan shall remain in full force and effect.

                                EFFECTIVE DATE

     This Amendment shall be effective as of August 1, 1999.


CONVERGENT COMMUNICATIONS, INC.


By:
   ___________________________________________
     John R. Evans, Chief Executive Officer